Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

AiRWA Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

1.	The name of the corporation is AiRWA Inc. (the “Corporation”). The Corporation was incorporated under the name Connexa Sports Technologies Inc., and the original Certificate of Incorporation was filed with the Delaware Secretary of State on April 7, 2022.

2.	This Certificate of Amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

3.	This Certificate of Amendment will become effective on August 17, 2026, at 12:01 a.m., Eastern time (the “Effective Time”).

4.	This Certificate of Amendment hereby amends the Certificate of Incorporation by amending and restating Article IV in its entirety to read as follows:

“Fourth: Total Authorized Shares: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be 1,000,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”). Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, the shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified as, and shall be combined and changed into, a smaller number of shares such that each twenty shares of issued Common Stock immediately prior to the Effective Time shall be reclassified into, and shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and changed into and become, one (1) validly issued, fully-paid and nonassessable share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Stock Split”). Notwithstanding the foregoing, no fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon receipt after the Effective Time by the Corporation’s transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time (after taking into account and aggregating all fractional shares of post-Reverse Stock Split Common Stock otherwise issuable to such holder), shall be receive one whole share of Common Stock in lieu of such fractional share.

From and after the Effective Time, certificates representing Common Stock outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, represent the number of whole shares of post-Reverse Stock Split Common Stock into which the shares of pre-Reverse Stock Split Common Stock shall have been reclassified (as well as the right to receive one whole share of Common Stock in lieu of any fractional share of post-Reverse Stock Split Common Stock, after taking into account and aggregating all fractional shares of post-Reverse Stock Split Common Stock otherwise issuable to such holder) pursuant to the foregoing provisions; provided, however, that each holder of record of a certificate that represented shares of pre-Reverse Stock Split Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of post-Reverse Stock Split Common Stock into which the shares of pre-Reverse Stock Split Common Stock represented by such certificate shall have been combined pursuant to the Reverse Stock Split; provided further, that any dividends or other distributions that may be declared after the Effective Time with respect to the number of post-Reverse Stock Split shares of Common Stock represented by that certificate will be withheld by the Corporation until that certificate has been properly presented for exchange, at which time all such withheld dividends that have not yet been paid to a public official pursuant to relevant abandoned property or escheat laws will be paid to the holder thereof or the holder’s designee, without interest. The Reverse Stock Split shall be effected on a beneficial owner-by-beneficial owner basis, such that any fractional shares of post-Reverse Stock Split Common Stock resulting from the Reverse Stock Split and held by a single beneficial owner shall be aggregated.”

5.	Except as herein amended, the Certificate of Incorporation of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 14th day of August, 2026.

AiRWA INC.

By:	/s/ Thomas Tarala
Name:	Thomas Tarala
Title:	Chief Executive Officer